Exhibit 10.22

AgEagle Aerial Systems

216 N. 8th

Neodesha, KS 66757

08/17/18

Ed Truelove

City of Neodesha

Neodesha, KS 66757

Ed:

We want to thank you and the city for the support in the form of the incubator building. Without this support, AgEagle would simply have been a dream of what “could have been”. The incubator building has been a significant component in our progress.

As you may recall, we have invested significantly in upgrades to the building including the addition of offices, heating and air as well as general maintenance. The building is servicing us well. For all of these reasons and the fact that our small startup business still needs the support of the incubator building we wish to extend the lease. Below are the conditions we wish to extend the lease by:

●	Extend from 09/15/18 to a year to year lease
●	We will pay $500 per month for the next twelve months (per the agreement where the first year was free and the rent went up $100 per month each additional year)
●	We will have the option of extending the lease each following year

In reviewing of the lease, I found an error in the rent payments we have been paying this year. We should have been paying $400 per month, but we were still paying $300 from the prior years numbers. So we will issue a check for the difference which is $1,200.

One more thing I found is that we missed a rent payment in January. We will also be issuing a check for January.

Thank you for your support!

Bret Chilcott

President and Chairman of the Board